Exhibit 99.1

California Pizza Kitchen Announces Financial Results For the Second Quarter of 2010

LOS ANGELES--(BUSINESS WIRE)--August 5, 2010--California Pizza Kitchen, Inc. (Nasdaq: CPKI) today reported revenues and net income for the second quarter ended July 4, 2010.

Highlights for the second quarter of 2010 relative to the second quarter of 2009 were as follows:

  Total revenues decreased 4.6% to $163.1 million
  Comparable restaurant sales decreased 5.9%
  Net income of $4.2 million, or $0.17 per diluted share

Rick Rosenfield and Larry Flax, co-CEOs of California Pizza Kitchen, stated “Earnings were at the high end of our recent guidance, but reflect the impact of not conducting the Thank You Card Program during the second quarter, as we did in 2009. With that challenging comparison behind us, we are encouraged that third quarter comparable restaurant sales to date are negative 0.9% and we are excited that our 2010 Thank You Card Program is now underway and runs through October 8th. The program has proven to be popular with guests and we are thrilled to raise the level of excitement this year with a cash grand prize of $100,000.”

Rosenfield and Flax continued, “Additionally, the new menu items rolled out in June continue to perform extremely well. Product innovation remains a hallmark of our brand and we will continue to create unique, craveable menu items to drive traffic. We also look forward to the August launch of two new licensed products outside the frozen category in line with our strategy of leveraging the brand in this higher margin channel.”

Rosenfield and Flax added, “As we look to the remainder of this year and into 2011, we plan to maximize long-term value for our shareholders by driving the brand through menu innovation and by enhancing free cash flow and return on invested capital, both inside and outside the restaurants’ four walls.”

Rosenfield and Flax concluded, "As a reminder, on April 12, 2010, we announced that the Company was exploring strategic alternatives. This process is continuing and the Company does not expect to make further comment unless its Board of Directors has approved a specific course of action."

Average weekly sales for the Company’s 196 full service restaurants were $61,491 in the second quarter of 2010 compared to $64,171 in the same quarter last year.

During the second quarter, the Company opened a new full-service restaurant in Murray, UT. The Company’s franchise partners also opened quick-service restaurants in the King of Prussia Service Plaza in Philadelphia, PA; the Honolulu International Airport in Honolulu, HI; the Kahului Airport (OGG) in Maui, HI; a kiosk in the Fresno Yosemite Airport in Fresno, CA; and in Dodger Stadium in Los Angeles, CA; as well as a full service restaurant in the Coyoacán neighborhood of Mexico City, Mexico.

Finally, the Company outlined its financial guidance for the third quarter of 2010 based on the following assumptions:

  Comparable restaurant sales between negative 1.0% and positive 1.0%
  Opening four Company-owned full service restaurants
  Opening two international franchised full service restaurants
  Opening one domestic franchise restaurant
  Earnings estimated in the range of $0.17-$0.19 per diluted share

The Company will host a conference call today at approximately 4:30 pm ET. A webcast of the conference call can be accessed at www.cpk.com.

California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain featuring an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, appetizers, soups, sandwiches and desserts. The average guest check is approximately $15.00. Of the chain’s 261 restaurants as of August 5, 2010, 206 are Company-owned and 55 operate under franchise or license agreements. CPK premium pizzas are available to sports and entertainment fans at three Southern California venues including Dodger Stadium, Angel Stadium of Anaheim and STAPLES Center. Included in the Company’s portfolio of concepts is LA Food Show Grill & Bar, which has locations in Manhattan Beach and Beverly Hills, California. The Company also has a licensing arrangement with Nestle S.A. to manufacture and distribute a line of California Pizza Kitchen premium frozen products. For more details, visit www.cpk.com.

This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include projections of earnings, revenue or other financial items, statements of the plans, strategies and objectives of management for future operations, statements concerning proposed new products or developments, statements regarding future economic conditions or performance, statements of belief and statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” ”expect” “anticipate,” “guidance,” “forecast” and similar words.

This release may also include measures that are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles ("GAAP") and are not necessarily comparable to similar measures presented by other companies. This may include non-GAAP earnings per diluted share or other information. The Company believes that this non-GAAP information is useful as an additional means for investors to evaluate the Company's operating performance, when reviewed in conjunction with the Company's GAAP financial statements. This amount is not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the Company's business and operations.

Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Our actual results may and will likely differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are changing consumer preferences and demands, the execution of our expansion strategy, the continued availability of qualified employees and our management team, the maintenance of reasonable food and supply costs, our relationships with our distributors and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Selected Unaudited Consolidated Financial and Operating Data
(Dollars in thousands, except for per share and operating data)

	13 Weeks Ended		26 Weeks Ended
	July 4,	June 28,	July 4,	June 28,
	2010	2009	2010	2009

Statement of Income:

Revenues:
Restaurant sales	$160,265	$167,975	$314,694	$326,703
Royalties from licensing agreement	1,425	1,773	2,470	2,924
Domestic franchise revenues	813	702	1,485	1,325
International franchise revenues	547	481	1,096	1,047
Total revenues	163,050	170,931	319,745	331,999

Costs and expenses:
Food, beverage and paper supplies	37,043	40,102	73,430	78,085
Labor	59,867	62,577	118,679	123,679
Direct operating and occupancy	36,604	36,017	71,687	70,813
Cost of sales	133,514	138,696	263,796	272,577

General and administrative	13,282	12,879	26,024	25,547
Pre-opening costs	600	972	902	1,701

Operating income before depreciation and amortization, store closure costs and litigation and settlement costs (1)	15,654	18,384	29,023	32,174

Depreciation and amortization	9,506	9,313	18,641	18,666
Store closure costs	-	-	466	-
Litigation and settlement costs	480	238	769	561
Total costs and expenses	157,382	162,098	310,599	319,052

Operating income	5,668	8,833	9,146	12,947

Interest income (expense), net	6	(188)	(30)	(497)

Income before income tax provision	5,674	8,645	9,116	12,450
Income tax provision	1,482	2,547	2,425	3,760
Net income	$4,192	$6,098	$6,691	$8,690

Net income per common share:
Basic	$0.17	$0.25	$0.28	$0.36
Diluted	$0.17	$0.25	$0.27	$0.36

Shares used in computing net income per common share (in thousands):

Basic	24,338	24,029	24,292	23,942
Diluted	25,210	24,152	24,785	23,967

Operating Data:
Locations open at end of period	258	255	258	255

Company-owned full service restaurants open at end of period	196	197	196	197

Average weekly company-owned full service restaurant sales	$61,491	$64,171	$60,285	$62,749

18-month comparable company-owned restaurant sales decrease	-5.9%	-6.5%	-4.2%	-6.3%

(1) This is a non-GAAP measure and is not based on any standardized methodology prescribed by GAAP and is not necessarily comparable to similar measures presented by other companies. We believe this measure provides additional information to facilitate the comparison of our past and present financial results and provides an additional means for investors to evaluate business performance. However, use of this measure should not be construed as an indication that our future results will be unaffected by excluded items.

	13 Weeks Ended		26 Weeks Ended
	July 4,	June 28,	July 4,	June 28,
	2010	2009	2010	2009

Statement of Income Percentages (1):

Revenues:
Restaurant sales	98.3%	98.3%	98.4%	98.4%
Royalties from licensing agreement	0.9%	1.0%	0.8%	0.9%
Domestic franchise revenues	0.5%	0.4%	0.5%	0.4%
International franchise revenues	0.3%	0.3%	0.3%	0.3%
Total revenues	100.0%	100.0%	100.0%	100.0%

Costs and expenses:
Food, beverage and paper supplies	23.1%	23.9%	23.3%	23.9%
Labor	37.4%	37.3%	37.7%	37.9%
Direct operating and occupancy	22.8%	21.4%	22.8%	21.7%
Cost of sales	83.3%	82.6%	83.8%	83.5%

General and administrative	8.1%	7.5%	8.1%	7.7%
Pre-opening costs	0.4%	0.6%	0.3%	0.5%

Operating income before depreciation and amortization, store closure costs and litigation and settlement costs	9.6%	10.8%	9.1%	9.7%

Depreciation and amortization	5.8%	5.4%	5.8%	5.6%
Store closure costs	0.0%	0.0%	0.1%	0.0%
Litigation and settlement costs	0.3%	0.1%	0.2%	0.2%
Total costs and expenses	96.5%	94.8%	97.1%	96.1%

Operating income	3.5%	5.2%	2.9%	3.9%

Other expense:
Interest income (expense), net	0.0%	-0.1%	0.0%	-0.1%

Income before income tax provision	3.5%	5.1%	2.9%	3.8%
Income tax provision	0.9%	1.5%	0.8%	1.1%
Net income	2.6%	3.6%	2.1%	2.7%

(1) Percentages are expressed as a percentage of total revenue except for cost of sales which is expressed as a percentage of restaurant sales.

Selected Consolidated Balance Sheet Information
(Dollars in thousands)

	July 4,	January 3,
	2010	2010

Cash and cash equivalents	$9,009	$21,424
Total assets	337,000	350,258
Total debt	-	22,300
Stockholders' equity	199,787	189,250

California Pizza Kitchen, Inc.
Units Summary

	Total Units at			Total Units at
Second Quarter 2010	April 4, 2010	Opened	Closed	July 4, 2010
Company-owned full service domestic	196	1	1	196
Company-owned ASAP domestic	7	-	1	6
Company-owned LA Food Show	2	-	-	2
Franchised domestic	16	3	-	19
Franchised international	28	1	-	29
Campus, sports & entertainment venues (seasonal)	4	2	-	6
Total	253	7	2	258

CONTACT:
California Pizza Kitchen
Media: Sarah Grover
Investors: Sue Collyns
310-342-5000